Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements No. 333-202341 and No. 333-240040 on Form S-8 of Timberland Bancorp, Inc. of our report dated December 9, 2025, with respect to the consolidated financial statements of Timberland Bancorp, Inc. and Subsidiary (collectively, "Timberland"), and the effectiveness of Timberland's internal control over financial reporting, included in Timberland's Annual Report (Form 10-K) for the year ended September 30, 2025.

/s/ Delap LLP

Lake Oswego, Oregon
December 9, 2025